Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Jan. 29, 2019) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2018 in comparison to comparable periods in 2017. Key results include:

•	For the fourth quarter, total revenues increased 7 percent to $6.2 billion.

◦
Product sales grew 8 percent globally. New and recently launched products including Repatha® (evolocumab), Prolia® (denosumab), KYPROLIS® (carfilzomib) and XGEVA® (denosumab) showed double-digit growth.

•	For the full year, total revenues increased 4 percent to $23.7 billion, with 3 percent product sales growth.

•
GAAP earnings per share (EPS) increased to $3.01 in the fourth quarter and to $12.62 for the full year driven by higher total revenues, a lower tax rate as the prior year was impacted by U.S. tax reform and lower weighted-average shares outstanding.

◦
For the fourth quarter, GAAP operating income increased 6 percent to $2.4 billion and GAAP operating margin decreased 0.6 percentage points to 39.7 percent. For the full year, GAAP operating income increased 3 percent to $10.3 billion and GAAP operating margin decreased 0.3 percentage points to 45.5 percent.

•
Non-GAAP EPS increased 18 percent in the fourth quarter to $3.42 and 14 percent for the full year to $14.40 driven by higher total revenues, a lower tax rate and lower weighted-average shares outstanding.

◦
For the fourth quarter, non-GAAP operating income increased 6 percent to $2.7 billion and non-GAAP operating margin decreased 0.6 percentage points to 45.3 percent. For the full year, non-GAAP operating income increased 2 percent to $11.9 billion and non-GAAP operating margin decreased 0.9 percentage points to 52.6 percent.

•	The Company generated $10.6 billion of free cash flow for the full year versus $10.5 billion in 2017.

•	2019 total revenues guidance of $21.8-$22.9 billion; EPS guidance of $11.55-$12.75 on a GAAP basis and $13.10-$14.30 on a non-GAAP basis.
"Through our continued solid operating performance in 2018, we met and exceeded our long-term financial commitments," said Robert A. Bradway, chairman and chief executive officer. "Looking to the future, we are encouraged by our long-term growth prospects driven by our portfolio of newer products, pipeline and ongoing success in international expansion."

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

$Millions, except EPS and percentages	Q4'18	Q4'17	YOY Δ	FY'18	FY'17	YOY Δ
Total Revenues	$6,230	$5,802	7%	$23,747	$22,849	4%
GAAP Operating Income	$2,382	$2,245	6%	$10,263	$9,973	3%
GAAP Net Income (Loss)	$1,928	$(4,264)	*	$8,394	$1,979	*
GAAP Earnings (Loss) Per Share	$3.01	$(5.89)	*	$12.62	$2.69	*
Non-GAAP Operating Income	$2,717	$2,555	6%	$11,857	$11,658	2%
Non-GAAP Net Income	$2,186	$2,104	4%	$9,573	$9,246	4%
Non-GAAP EPS	$3.42	$2.89	18%	$14.40	$12.58	14%
* Change in excess of 100%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

Product Sales Performance

•	Total product sales increased 8 percent for the fourth quarter of 2018 versus the fourth quarter of 2017. Product sales grew 3 percent for the full year.

•	Repatha sales increased 62 percent for the fourth quarter and 72 percent for the full year driven by higher unit demand, offset partially by lower net selling price.

•	BLINCYTO® (blinatumomab) sales increased 37 percent for the fourth quarter and 31 percent for the full year driven by higher unit demand.

•	XGEVA sales increased 17 percent for the fourth quarter and 13 percent for the full year driven primarily by higher unit demand.

•	Prolia sales increased 14 percent for the fourth quarter and 16 percent for the full year driven primarily by higher unit demand.

•	KYPROLIS sales increased 11 percent for the fourth quarter and 16 percent for the full year driven by higher unit demand, offset partially by net selling price.

•	Nplate® (romiplostim) sales increased 10 percent for the fourth quarter and 12 percent for the full year driven by higher unit demand.

•
Sensipar/Mimpara® (cinacalcet) increased 8 percent for the fourth quarter driven by favorable changes in accounting estimates related to prior periods and higher net selling price, offset partially by lower unit demand. Sales increased 3 percent for the full year driven primarily by higher net selling price, offset partially by lower unit demand.

•	Vectibix® (panitumumab) sales increased 6 percent for the fourth quarter and 8 percent for the full year driven by higher unit demand.

•
Neulasta® (pegfilgrastim) sales increased 5 percent for the fourth quarter driven by higher unit demand due primarily to an order from the U.S. government, offset partially by lower net selling price. Sales decreased 1 percent for the full year driven by favorable changes in accounting estimates in the prior year, offset partially by favorable changes in inventory.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

•	Parsabiv® (etelcalcetide) was launched in the U.S. in the first quarter of 2018 and sales grew 18 percent sequentially in the fourth quarter.

•	Aimovig® (erenumab-aooe) was launched in the U.S. in the second quarter of 2018 and generated $95 million in sales in the fourth quarter.

•
EPOGEN® (epoetin alfa) sales decreased 2 percent for the fourth quarter driven by lower net selling price, offset partially by higher unit demand. Sales decreased 8 percent for the full year driven primarily by lower net selling price.

•
Aranesp® (darbepoetin alfa) sales decreased 3 percent for the fourth quarter driven primarily by unfavorable changes in inventory levels and lower net selling price. Sales decreased 9 percent for the full year driven by lower unit demand.

•	Enbrel® (etanercept) sales decreased 8 percent for the fourth quarter and the full year driven by lower unit demand and lower net selling price.

•
NEUPOGEN® (filgrastim) sales decreased 40 percent for the fourth quarter driven by lower net selling price and lower unit demand. Sales decreased 34 percent for the full year driven by lower unit demand and lower net selling price.

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4'18			Q4'17	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$104	$55	$159	$98	62%
BLINCYTO®	37	26	63	46	37%
XGEVA®	344	112	456	391	17%
Prolia®	430	225	655	574	14%
KYPROLIS®	153	98	251	227	11%
Nplate®	112	70	182	165	10%
Sensipar®/Mimpara®	367	81	448	413	8%
Vectibix®	74	94	168	159	6%
Neulasta®	1,012	157	1,169	1,114	5%
Parsabiv®	108	12	120	3	*
Aimovig®	95	—	95	—	*
Biosimilars**	—	34	34	—	*
EPOGEN®	264	—	264	270	(2%)
Aranesp®	228	246	474	491	(3%)
Enbrel®	1,263	52	1,315	1,423	(8%)
NEUPOGEN®	43	32	75	126	(40%)
Other***	21	52	73	69	6%
Total product sales	$4,655	$1,346	$6,001	$5,569	8%

* Change in excess of 100%
** Biosimilars includes KANJINTI™ and AMGEVITA™.
*** Other includes Bergamo, MN Pharma, IMLYGIC® and Corlanor®.
KANJINTI™ trade name is provisionally approved by the FDA.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

$Millions, except percentages	FY'18			FY'17	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$358	$192	$550	$319	72%
BLINCYTO®	134	96	230	175	31%
Prolia®	1,500	791	2,291	1,968	16%
KYPROLIS®	583	385	968	835	16%
XGEVA®	1,338	448	1,786	1,575	13%
Nplate®	438	279	717	642	12%
Vectibix®	288	403	691	642	8%
Sensipar®/Mimpara®	1,436	338	1,774	1,718	3%
Parsabiv®	302	34	336	5	*
Aimovig®	119	—	119	—	*
Biosimilars**	—	55	55	—	*
Neulasta®	3,866	609	4,475	4,534	(1%)
Enbrel®	4,807	207	5,014	5,433	(8%)
EPOGEN®	1,010	—	1,010	1,096	(8%)
Aranesp®	942	935	1,877	2,053	(9%)
NEUPOGEN®	223	142	365	549	(34%)
Other***	85	190	275	251	10%
Total product sales	$17,429	$5,104	$22,533	$21,795	3%

* Change in excess of 100%
** Biosimilars includes KANJINTI™ and AMGEVITA™.
*** Other includes Bergamo, MN Pharma, IMLYGIC® and Corlanor®.
KANJINTI™ trade name is provisionally approved by the FDA.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses increased 8 percent in the fourth quarter and 5 percent for the full year. All expense categories benefited from savings from our transformation and process improvement efforts. Cost of Sales margin decreased 0.7 points in the fourth quarter due to lower royalty cost and the impact of Hurricane Maria charges in Q4 2017, offset partially by higher cost of manufacturing and higher acquisition-related intangibles amortization. For the full year, Cost of Sales margin decreased 0.5 points due to lower royalty cost, the favorable comparison to Hurricane Maria-related charges in 2017 and lower acquisition-related intangibles amortization, offset partially by higher cost of manufacturing. Research & Development (R&D) expenses increased 13 percent in the fourth quarter driven by higher spending on business development, our early oncology pipeline and late-stage development, offset partially by lower spending to support marketed products. For the full year, R&D expenses increased 5 percent driven by higher spending on our early pipeline, late-stage development and business development, offset partially by lower spending to support marketed products. Selling, General & Administrative (SG&A) expenses increased 9 percent in the fourth quarter due primarily to investments in product launches and marketed product support, offset partially by the favorable comparison to Hurricane Maria-related charges in Q4 2017. For the full year, SG&A expenses increased 9 percent due primarily to investments in product launches and marketed product support.

•	Operating Margin decreased 0.6 percentage points in the fourth quarter to 39.7 percent, and decreased 0.3 percentage points for the full year to 45.5 percent.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

•	Tax Rate decreased in the fourth quarter and the full year due to the impacts of U.S. corporate tax reform.
On a non-GAAP basis:

•
Total Operating Expenses increased 8 percent in the fourth quarter and 6 percent for the full year. All expense categories benefited from savings from our transformation and process improvement efforts. Cost of Sales margin decreased 1.1 points in the fourth quarter due to lower royalty cost and the impact of Hurricane Maria charges in Q4 2017, offset partially by higher cost of manufacturing. For the full year, Cost of Sales margin decreased 0.2 points due to lower royalty cost and the favorable comparison to Hurricane Maria-related charges in 2017, offset partially by higher cost of manufacturing. R&D expenses increased 13 percent in the fourth quarter driven by higher spending on business development, our early oncology pipeline and late-stage development, offset partially by lower spending to support marketed products. For the full year, R&D expenses increased 5 percent driven by higher spending on our early pipeline, late-stage development and business development, offset partially by lower spending to support marketed products. SG&A expenses increased 9 percent in the fourth quarter primarily due to investments in product launches and marketed product support, offset partially by the favorable comparison of Hurricane Maria-related charges in Q4 2017. For the full year, SG&A expenses increased 10 percent due primarily to investments in product launches and marketed product support.

•	Operating Margin decreased 0.6 percentage points in the fourth quarter to 45.3 percent, and decreased by 0.9 percentage points for the full year to 52.6 percent.

•	Tax Rate decreased 3.3 percentage points in the fourth quarter and 4.5 percentage points for the full year primarily due to the impacts of U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q4'18	Q4'17	YOY Δ	Q4'18	Q4'17	YOY Δ
Cost of Sales	$1,096	$1,059	3%	$819	$816	—%
% of product sales	18.3%	19.0%	(0.7) pts.	13.6%	14.7%	(1.1) pts.
Research & Development	$1,182	$1,043	13%	$1,162	$1,025	13%
% of product sales	19.7%	18.7%	1.0 pts.	19.4%	18.4%	1.0 pts.
Selling, General & Administrative	$1,559	$1,427	9%	$1,532	$1,406	9%
% of product sales	26.0%	25.6%	0.4 pts.	25.5%	25.2%	0.3 pts.
Other	$11	$28	(61%)	$—	$—	NM
TOTAL Operating Expenses	$3,848	$3,557	8%	$3,513	$3,247	8%

Operating Margin
operating income as % of product sales	39.7%	40.3%	(0.6) pts.	45.3%	45.9%	(0.6) pts.

Tax Rate	11.8%	292.6%	(280.8) pts.	13.3%	16.6%	(3.3) pts.

NM: Not Meaningful
pts: percentage points

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	FY'18	FY'17	YOY Δ	FY'18	FY'17	YOY Δ
Cost of Sales	$4,101	$4,069	1%	$3,001	$2,943	2%
% of product sales	18.2%	18.7%	(0.5) pts.	13.3%	13.5%	(0.2) pts.
Research & Development	$3,737	$3,562	5%	$3,657	$3,482	5%
% of product sales	16.6%	16.3%	0.3 pts.	16.2%	16.0%	0.2 pts.
Selling, General & Administrative	$5,332	$4,870	9%	$5,232	$4,766	10%
% of product sales	23.7%	22.3%	1.4 pts.	23.2%	21.9%	1.3 pts.
Other	$314	$375	(16%)	$—	$—	NM
TOTAL Operating Expenses	$13,484	$12,876	5%	$11,890	$11,191	6%

Operating Margin
operating income as % of product sales	45.5%	45.8%	(0.3) pts.	52.6%	53.5%	(0.9) pts.

Tax Rate	12.1%	79.4%	(67.3) pts.	13.5%	18.0%	(4.5) pts.

NM: Not Meaningful
pts: percentage points

Cash Flow and Balance Sheet

•
The Company generated $3.0 billion of free cash flow in the fourth quarter of 2018 versus $2.9 billion in the fourth quarter of 2017. The Company generated $10.6 billion of free cash flow for the full year 2018 versus $10.5 billion in 2017 due primarily to improvements in working capital, offset partially by higher tax payments.

•
The Company's fourth quarter 2018 dividend of $1.32 per share was paid on Dec. 7, 2018, representing a 15 percent increase versus the fourth quarter of 2017. The Company's first quarter 2019 dividend of $1.45 per share declared on Dec. 7, 2018, will be paid on March 8, 2019, to all stockholders of record as of Feb. 15, 2019, representing a 10 percent increase from that paid in each of the previous four quarters.

•
During the fourth quarter, the Company repurchased 11.1 million shares of common stock at a total cost of $2.2 billion. For the full year, the Company repurchased 94.5 million shares of common stock at a total cost of $17.9 billion. At the end of the fourth quarter, the Company had $5.1 billion remaining under its stock repurchase authorization.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

$Billions, except shares	Q4'18	Q4'17	YOY Δ	FY'18	FY'17	YOY Δ
Operating Cash Flow	$3.2	$3.0	$0.2	$11.3	$11.2	$0.1
Capital Expenditures	0.2	0.2	0.1	0.7	0.7	0.1
Free Cash Flow	3.0	2.9	0.1	10.6	10.5	0.0
Dividends Paid	0.8	0.8	0.0	3.5	3.4	0.1
Share Repurchase	2.2	0.8	1.4	17.9	3.1	14.7
Avg. GAAP Diluted Shares (millions)	640	724	(84)	665	735	(70)
Avg. non-GAAP Diluted Shares (millions)	640	729	(89)	665	735	(70)

Cash and Investments	29.3	41.7	(12.4)	29.3	41.7	(12.4)
Debt Outstanding	33.9	35.3	(1.4)	33.9	35.3	(1.4)
Stockholders' Equity	12.5	25.2	(12.7)	12.5	25.2	(12.7)

Note: Numbers may not add due to rounding
2019 Guidance
For the full year 2019, the Company expects:

•	Total revenues in the range of $21.8 billion to $22.9 billion.

•	On a GAAP basis, EPS in the range of $11.55 to $12.75 and a tax rate in the range of 12.5 percent to 13.5 percent.

•	On a non-GAAP basis, EPS in the range of $13.10 to $14.30 and a tax rate in the range of 14.0 percent to 15.0 percent.

•	Capital expenditures to be approximately $700 million.

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
BLINCYTO

•
In January, the European Commission approved an expanded current indication to include adult patients with Philadelphia chromosome negative CD19 positive B-cell precursor acute lymphoblastic leukemia in first or second complete remission with minimal residual disease (MRD).

Nplate

•
In December, the Company submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) to include the treatment of adult patients with immune thrombocytopenia (ITP) who have had ITP for 12 months or less and an insufficient response to corticosteroids, immunoglobulins or splenectomy.

•
In December, the FDA approved the sBLA for the treatment of pediatric patients one year of age and older with ITP for at least six months who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy.

Repatha

•
In January, the National Medical Products Administration approved a new indication for Repatha as the first PCSK9 inhibitor in China for adults with established atherosclerotic cardiovascular disease to reduce the risk of myocardial infarction, stroke and coronary revascularization.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

EVENITY™ (romosozumab)

•	In January, the Japanese Ministry of Health, Labor and Welfare granted a marketing authorization for the treatment of osteoporosis in men and postmenopausal women at high risk of fracture.

•	In January, the FDA Bone, Reproductive and Urologic Drugs Advisory Committee voted in favor of approval for the treatment of osteoporosis in postmenopausal women at high risk for fracture.

KANJINTI™ (ABP 980)

•	In December, a Biologics License Application (BLA) for KANJINTI, a biosimilar Herceptin (trastuzumab), was resubmitted to the FDA.

ABP 710

•	In December and January, the Company submitted a BLA to the FDA, and a Marketing Authorization Application to the EMA, respectively, for ABP 710, a biosimilar candidate to REMICADE® (infliximab).

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan
EVENITY and KANJINTI trade names provisionally approved by the FDA
Herceptin is a registered trademark of Genentech
Remicade is a registered trademark of Johnson and Johnson

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2018 and 2017, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2019 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items, including the repatriation tax on accumulated foreign earnings and other impacts of U.S. corporate tax reform, from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2018 and 2017. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. While we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of new indications for existing products will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Revenues:
Product sales	$6,001	$5,569	$22,533	$21,795
Other revenues	229	233	1,214	1,054
Total revenues	6,230	5,802	23,747	22,849

Operating expenses:
Cost of sales	1,096	1,059	4,101	4,069
Research and development	1,182	1,043	3,737	3,562
Selling, general and administrative	1,559	1,427	5,332	4,870
Other	11	28	314	375
Total operating expenses	3,848	3,557	13,484	12,876

Operating income	2,382	2,245	10,263	9,973

Interest expense, net	352	332	1,392	1,304
Interest and other income, net	155	301	674	928

Income before income taxes	2,185	2,214	9,545	9,597

Provision for income taxes	257	6,478	1,151	7,618

Net income (loss)	$1,928	$(4,264)	$8,394	$1,979

Earnings (loss) per share:
Basic	$3.04	$(5.89)	$12.70	$2.71
Diluted	$3.01	$(5.89)	$12.62	$2.69

Weighted-average shares used in calculation of earnings per share:
Basic	635	724	661	731
Diluted	640	724	665	735

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$29,304	$41,678
Trade receivables, net	3,580	3,237
Inventories	2,940	2,834
Other current assets	1,794	1,727
Total current assets	37,618	49,476

Property, plant and equipment, net	4,958	4,989
Intangible assets, net	7,443	8,609
Goodwill	14,699	14,761
Other assets	1,698	2,119
Total assets	$66,416	$79,954

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,069	$7,868
Current portion of long-term debt	4,419	1,152
Total current liabilities	13,488	9,020

Long-term debt	29,510	34,190
Long-term deferred tax liabilities	864	1,166
Long-term tax liabilities	8,770	9,099
Other noncurrent liabilities	1,284	1,238
Total stockholders’ equity	12,500	25,241
Total liabilities and stockholders’ equity	$66,416	$79,954

Shares outstanding	630	722

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
GAAP cost of sales	$1,096	$1,059	$4,101	$4,069
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(243)	(1,099)	(1,126)
Certain net charges pursuant to our restructuring initiative	(1)	—	(1)	—
Total adjustments to cost of sales	(277)	(243)	(1,100)	(1,126)
Non-GAAP cost of sales	$819	$816	$3,001	$2,943

GAAP cost of sales as a percentage of product sales	18.3%	19.0%	18.2%	18.7%
Acquisition-related expenses (a)	-4.7	-4.3	-4.9	-5.2
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Non-GAAP cost of sales as a percentage of product sales	13.6%	14.7%	13.3%	13.5%

GAAP research and development expenses	$1,182	$1,043	$3,737	$3,562
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(19)	(20)	(78)	(77)
Certain net charges pursuant to our restructuring initiative	(1)	2	(2)	(3)
Total adjustments to research and development expenses	(20)	(18)	(80)	(80)
Non-GAAP research and development expenses	$1,162	$1,025	$3,657	$3,482

GAAP research and development expenses as a percentage of product sales	19.7%	18.7%	16.6%	16.3%
Acquisition-related expenses (a)	-0.3	-0.3	-0.4	-0.3
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	19.4%	18.4%	16.2%	16.0%

GAAP selling, general and administrative expenses	$1,559	$1,427	$5,332	$4,870
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(19)	(20)	(84)	(99)
Certain net charges pursuant to our restructuring initiative	(8)	(1)	(16)	(2)
Other	—	—	—	(3)
Total adjustments to selling, general and administrative expenses	(27)	(21)	(100)	(104)
Non-GAAP selling, general and administrative expenses	$1,532	$1,406	$5,232	$4,766

GAAP selling, general and administrative expenses as a percentage of product sales	26.0%	25.6%	23.7%	22.3%
Acquisition-related expenses (a)	-0.3	-0.4	-0.4	-0.4
Certain net charges pursuant to our restructuring initiative	-0.2	0.0	-0.1	0.0
Other	0.0	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	25.5%	25.2%	23.2%	21.9%

GAAP operating expenses	$3,848	$3,557	$13,484	$12,876
Adjustments to operating expenses:
Adjustments to cost of sales	(277)	(243)	(1,100)	(1,126)
Adjustments to research and development expenses	(20)	(18)	(80)	(80)
Adjustments to selling, general and administrative expenses	(27)	(21)	(100)	(104)
Certain net charges pursuant to our restructuring initiative (b)	(1)	(27)	7	(83)
Certain other expenses	—	—	(25)	—
Acquisition-related adjustments (c)	(10)	(1)	(296)	(292)
Total adjustments to operating expenses	(335)	(310)	(1,594)	(1,685)
Non-GAAP operating expenses	$3,513	$3,247	$11,890	$11,191

GAAP operating income	$2,382	$2,245	$10,263	$9,973
Adjustments to operating expenses	335	310	1,594	1,685
Non-GAAP operating income	$2,717	$2,555	$11,857	$11,658

GAAP operating income as a percentage of product sales	39.7%	40.3%	45.5%	45.8%
Adjustments to cost of sales	4.7	4.3	4.9	5.2

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Adjustments to research and development expenses	0.3	0.3	0.4	0.3
Adjustments to selling, general and administrative expenses	0.5	0.4	0.5	0.4
Certain net charges pursuant to our restructuring initiative (b)	0.0	0.6	0.0	0.4
Certain other expenses	0.0	0.0	0.0	0.0
Acquisition-related adjustments (c)	0.1	0.0	1.3	1.4
Non-GAAP operating income as a percentage of product sales	45.3%	45.9%	52.6%	53.5%

GAAP interest and other income, net	$155	$301	$674	$928
Adjustments to other income (d)	—	—	(68)	—
Non-GAAP interest and other income, net	$155	$301	$606	$928

GAAP income before income taxes	$2,185	$2,214	$9,545	$9,597
Adjustments to operating expenses	335	310	1,594	1,685
Adjustments to other income (d)	—	—	(68)	—
Non-GAAP income before income taxes	$2,520	$2,524	$11,071	$11,282

GAAP provision for income taxes	$257	$6,478	$1,151	$7,618
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	77	98	362	538
Other income tax adjustments (f)	—	(6,156)	(15)	(6,120)
Total adjustments to provision for income taxes	77	(6,058)	347	(5,582)
Non-GAAP provision for income taxes	$334	$420	$1,498	$2,036

GAAP tax as a percentage of income before taxes	11.8%	292.6%	12.1%	79.4%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	1.5	-32.1	1.6	-7.1
Other income tax adjustments (f)	0.0	-243.9	-0.2	-54.3
Total adjustments to provision for income taxes	1.5	-276.0	1.4	-61.4
Non-GAAP tax as a percentage of income before taxes	13.3%	16.6%	13.5%	18.0%

GAAP net income (loss)	$1,928	$(4,264)	$8,394	$1,979
Adjustments to net income (loss):
Adjustments to income before income taxes, net of the income tax effect	258	212	1,164	1,147
Other income tax adjustments (f)	—	6,156	15	6,120
Total adjustments to net income (loss)	258	6,368	1,179	7,267
Non-GAAP net income	$2,186	$2,104	$9,573	$9,246

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings (loss) per share:

	Three months ended December 31, 2018		Three months ended December 31, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$1,928	$2,186	$(4,264)	$2,104

Shares
Weighted-average shares for basic EPS	635	635	724	724
Effect of dilutive shares	5	5	—	5
Weighted-average shares for diluted EPS	640	640	724	729

Diluted EPS	$3.01	$3.42	$(5.89)	$2.89

	Year ended December 31, 2018		Year ended December 31, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$8,394	$9,573	$1,979	$9,246

Shares
Weighted-average shares for basic EPS	661	661	731	731
Effect of dilutive shares	4	4	4	4
Weighted-average shares for diluted EPS	665	665	735	735

Diluted EPS	$12.62	$14.40	$2.69	$12.58

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.

(b)	For the three months and year ended December 31, 2017, the adjustments related primarily to severance expenses associated with our restructuring initiative.

(c)	For the years ended December 31, 2018 and 2017, the adjustments related primarily to impairments of intangible assets acquired in business combinations.

(d)	For the year ended December 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen share acquisition.

(e)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2018, were 23.0% and 23.7%, compared with 31.6% and 31.9% for the corresponding periods of the prior year.

(f)
For the three months and year ended December 31, 2017, the adjustments related primarily to the impact of U.S. Corporate tax reform, including the repatriation tax on accumulated foreign earnings and the remeasurement of certain net deferred and other tax liabilities.

(g)	During periods of net loss, diluted loss per share is equal to basic loss per share because the antidilutive effect of potential common shares is disregarded.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$3,194	$3,012	$11,296	$11,177
Net cash (used in) provided by investing activities	(4,637)	(78)	14,339	(4,024)
Net cash used in financing activities	(3,568)	(2,134)	(22,490)	(6,594)
(Decrease) increase in cash and cash equivalents	(5,011)	800	3,145	559
Cash and cash equivalents at beginning of period	11,956	3,000	3,800	3,241
Cash and cash equivalents at end of period	$6,945	$3,800	$6,945	$3,800

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$3,194	$3,012	$11,296	$11,177
Capital expenditures	(225)	(153)	(738)	(664)
Free cash flow	$2,969	$2,859	$10,558	$10,513

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP diluted EPS guidance	$11.55	—	$12.75
Known adjustment to arrive at non-GAAP*:
Acquisition-related expenses (a)		1.55
Non-GAAP diluted EPS guidance	$13.10	—	$14.30

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.43 per share.

(a) The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP tax rate guidance	12.5%	—	13.5%
Tax rate of known adjustments discussed above		1.5%
Non-GAAP diluted EPS guidance	14.0%	—	15.0%